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                                                                    EXHIBIT 99.1

BILLERICA, Mass.--(BUSINESS WIRE)--July 13, 1998--PRI Automation, Inc. (NASDAQ:PRIA - news), a leader in semiconductor factory automation, announced a restructuring plan designed to bring costs and expenses in line with current business levels. The plan includes a reduction in the company's workforce of approximately 15%. As a result, the company will take a charge of $5-$7 million against third quarter results, including the costs related to severance compensation, plant consolidations and other assets utilized in the affected operations.

The company also announced that financial results for the third fiscal quarter, which ended June 30, 1998, are anticipated to fall below previously stated expectations. Revenues are expected to be down approximately 15%-20% from Q2 revenues of $47.1 million and the company expects to report a net loss of $0.12- $0.16 excluding the one-time charges for restructuring and excess assets.

PRI noted that its expectations for third quarter results are preliminary, subject to the closing of its books and the completion of customary quarterly review procedures by company management and independent auditors. PRI will release its financial results for the third fiscal quarter on July 23, 1998.

"The Asian financial situation, a slowdown in the PC market and declining capital equipment spending coupled with the slowdown in the transition to 300mm manufacturing are affecting the entire semiconductor industry," stated Mitch Tyson, president and chief operating officer of PRI Automation. "The reduction in our workforce and other restructuring efforts we are announcing are difficult, yet necessary steps needed to bring our cost structure in line with current business levels."

"The steps we are taking will help make PRI a stronger and more competitively positioned company once the upturn comes," noted Mord Wiesler, chairman and CEO of PRI Automation. "The competitive pressures on our customers will be even greater once the industry begins to grow again and it is clear that automation will be a requirement for helping to improve the productivity of semiconductor manufacturing."

About PRI Automation

PRI Automation, Inc., headquartered in Billerica, Massachusetts, is a leading global supplier of advanced factory automation systems that enhance the competitiveness of semiconductor manufacturers. PRI is the only company to provide a tightly integrated and flexible hardware and software solution that optimizes the flow of wafers throughout the fab. The company currently has more than 1,600 systems installed at approximately 100 locations worldwide. For more information, visit PRI's Web site at http://www.pria.com.

Some of the statements made in this release are forward looking, actual results could differ materially from these statements. Such forward-looking statements include, but are not limited to, statements that relate to the company's future revenue and operating expenses, management's plans and objectives for future operations, the effect of any contemplated consolidation or restructuring of operations on the company's future profitability, and a continued downturn in the semiconductor industry.